                                                                     EXHIBIT 9.2

                        VOTING AND FIRST OFFER AGREEMENT

    VOTING AND FIRST OFFER AGREEMENT, dated as of January 24, 2000 (this "AGREEMENT"), among Intel Corporation, a Delaware corporation (the "PRINCIPAL STOCKHOLDER"), USANi Sub LLC, a Delaware limited liability company ("PARENT") and Styleclick.com Inc., a California corporation (the "Company").

    WHEREAS, the Company and Parent propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for, among other things, the merger of the Company (the "MERGER") with a wholly owned subsidiary of a newly formed Delaware corporation ("NEWCO") and the concurrent contribution by Parent to Newco of all of the outstanding limited liability interests of Internet Shopping Network LLC, a Delaware limited liability company;

    WHEREAS, the Principal Stockholder is (a) the owner of one or more of the following securities: (i) shares of common stock of the Company, no par value ("COMPANY COMMON STOCK") and (ii) warrants to acquire Company Common Stock, in each case listed on Schedule 1, and (b) party to certain agreements with the Company identified on Schedule 2 (the "COMPANY AGREEMENTS"); and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Principal Stockholder has agreed to enter into this Agreement with respect to
(a) all the shares of Company Common Stock now owned, whether beneficially or of record, and which may hereafter be acquired by the Principal Stockholder and any shares of Company Common Stock over which the Principal Stockholder has investment power or voting power, each within the meaning of Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended (the "SHARES"), and all warrants to acquire Shares now owned and which may hereafter be acquired (the "WARRANTS"), and (b) the Company Agreements to which the Principal Stockholder is a party.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

    Section 1.1 VOTING AGREEMENT. The Principal Stockholder hereby agrees that during the Restricted Period (as defined below) at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Principal Stockholder shall vote its Shares or shall cause its Shares to be voted: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement (the "PROPOSED TRANSACTIONS") and (b) against any proposal (other than in respect of the Proposed Transaction) for any: (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any other material corporate transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Proposed Transactions; (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of the Company in a single transaction or series of transactions; or (iii) the acquisition by any person or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent or its affiliates (herein, a "THIRD PARTY"), of "beneficial ownership" of 15% or more of the Company's voting stock whether by tender offer or exchange offer or otherwise and including a self tender offer, merger, sale of assets or other business combination between the Company and any person or entity or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. For purposes of this Agreement, the term "RESTRICTED

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PERIOD" shall mean the time during which the Merger Agreement remains in effect and for 12 months thereafter.

    Section 1.2 ACKNOWLEDGMENT. The Principal Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

    Section 1.3 WAIVER OF COMPANY AGREEMENTS. Subject to the terms and conditions hereof, the Principal Stockholder hereby irrevocably and forever waives, and agrees to the modifications of its rights under, the provisions of the Company Agreements identified on Schedule 2 and as limited and qualified by
Schedule 2 and Schedule 4 which are incorporated herein by reference.

    Section 1.4 WAIVER OF DISSENTERS' RIGHTS. The Principal Stockholder hereby irrevocably and forever waives any rights the Principal Stockholder may have, as a result of the Merger, to demand payment for any Shares beneficially owned by the Principal Stockholder pursuant to Section 1300 et. seq. of California Law or to otherwise qualify as a "dissenting shareholder" as such term is used in such sections of California Law.

    Section 1.5 TERMINATION OF WAIVERS. Notwithstanding the foregoing, the waivers and modifications effected in Sections 1.3 and 1.4 shall be of no further force and effect and shall be treated as if they had never been granted if: (a) the Merger Agreement is not executed prior to February 15, 2000;
(b) the Merger is not consummated prior to July 31, 2000; (c) the Merger Agreement is amended in a manner materially adverse to the Principal Stockholder; (d) any party materially breaches its obligations under the Merger Agreement and such breach has a material adverse effect on the Principal Stockholder; or (e) the Merger Agreement is otherwise terminated pursuant to its terms prior to the consummation of the Merger.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                          OF THE PRINCIPAL STOCKHOLDER

    The Principal Stockholder hereby represents and warrants to Parent as follows:

    Section 2.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Principal Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and no other proceedings on the part of the Principal Stockholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Principal Stockholder and, assuming the due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms.

    Section 2.2 NO CONFLICT. (a) The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of this Agreement by the Principal Stockholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Principal Stockholder or by which the Shares or the Warrants are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares or the Warrants pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Stockholder is a party or by which the Principal Stockholder or the Shares or the Warrants are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Principal Stockholder of its obligations under this Agreement.

    (b) The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of this Agreement by the Principal Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Principal Stockholder of its obligations under this Agreement.

    Section 2.3 TITLE TO THE SHARES. As of the date hereof, the Principal Stockholder is the record and beneficial owner of, or has voting power or investment power over, the Shares, and is the record and beneficial owner of the Warrants, listed on Schedule 1. Such Shares and Warrants are all the securities of the Company owned, either of record or beneficially, by the Principal Stockholder or in which the Principal Stockholder has voting or investment power and the Principal Stockholder owns no other rights or interests exercisable for or convertible into any securities of the Company. Except as identified on
Schedule 3, all of the Shares and Warrants referred to above are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations on the Principal Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, in each case as imposed by or through the Principal Stockholder but excluding standard margin rules applicable to the Shares (collectively, "LIENS") except, with respect to the Warrants, the Warrant Agreements pursuant to which such Warrants were issued. The Principal Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

    Section 2.4 OTHER COMPANY AGREEMENTS. To the best knowledge of Intel's management, the Principal Stockholder is not, as of the date hereof, a party to any agreement or arrangement with the Company containing provisions similar to those described on Schedule 2 other than the agreements listed on Schedule 2.

                                   ARTICLE 3
                     COVENANTS OF THE PRINCIPAL STOCKHOLDER

    Section 3.1 NO INCONSISTENT AGREEMENT. The Principal Stockholder hereby covenants and agrees that it shall not enter into any agreement or grant a proxy or power of attorney with respect to the Shares or Warrants which is inconsistent with this Agreement.

    Section 3.2  TRANSFER RESTRICTION.

    (a) The Principal Stockholder hereby covenants and agrees that it shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, whether by operation of law or by agreement or otherwise (each a "TRANSFER"), from the date hereof until the termination of the Merger Agreement, any Shares or Warrants, or any right, title or interest therein or thereto; PROVIDED, HOWEVER, that, notwithstanding the foregoing, the Principal Stockholder may engage in ordinary course hedging transactions.

    (b) Notwithstanding the foregoing, the Principal Stockholder may Transfer any Shares or Warrants, or any right, title or interest therein or thereto, to any of its subsidiaries or controlled affiliates; PROVIDED that, prior to such Transfer, any transferee thereof shall execute and deliver an agreement by which it shall become a party to and be bound by the applicable terms and provisions of this Agreement, in form and substance reasonably satisfactory to Parent.

    (c) Notwithstanding the foregoing, if Parent permits Joyce Freedman, Maurizio Vecchione, Lee Freedman, Castle Creek Partners, L.L.C., Marshall Capital Management, Inc., or Winfield Capital Corp. (each, a "TRANSFERRING STOCKHOLDER") to Transfer any Shares, Warrants or options to purchase Company Common Stock (the "OPTIONS") after the date hereof and prior to the termination of the Merger Agreement, which Transfer would otherwise be prohibited by an agreement between such

Transferring Stockholder and Parent containing transfer restrictions similar to the restrictions contained herein, then Parent shall permit the Principal Stockholder, upon its request to Transfer a number of Shares or Warrants equal to the product of (i) the number of Shares, Warrants or Options Transferred by the Transferring Stockholder divided by the number of Shares, Warrants or Options owned by the Transferring Stockholder as of the date of such Transfer, and (ii) the number of Shares or Warrants owned by the Principal Stockholder as of the date of such Transfer, in each case, treating all Options and Warrants as Shares on an as-converted basis (without giving effect to restrictions or limitations on the exercise of such Options or Warrants).

    Section 3.3 RIGHT OF FIRST OFFER. The Principal Stockholder hereby covenants and agrees that following the termination of the Merger Agreement and during the remainder of the Restricted Period, it shall not Transfer any Shares or Warrants except pursuant to the following provisions:

    (a) OFFERING NOTICE. If the Principal Stockholder wishes to Transfer (other than pursuant to the Merger) all or any portion of its Shares or Warrants to any person or entity (a "THIRD PARTY PURCHASER"), the Principal Stockholder shall first offer such Shares or Warrants to Parent, by sending written notice (an "OFFERING NOTICE") to Parent, which shall state (i) the number of Shares or Warrants proposed to be transferred (the "OFFERED SECURITIES"); (ii) whether such sale (with respect to Shares only) will be effected in an open market transaction that complies with Rule 144(f) of the Securities Act of 1933 (a "PUBLIC SALE") or otherwise (a "PRIVATE SALE") and (iii) the proposed purchase price for the Offered Securities (the "OFFER PRICE") which, with respect to a Public Sale, may not be at a per share price in excess of the closing price of shares of Company Common Stock on the NASDAQ for the trading day immediately prior to the date on which the Offering Notice is given. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired;

    (b) PARENT OPTION. For a period of three business days after the giving of the Offering Notice pursuant to Section 3.3(a) (the "OPTION PERIOD"), Parent shall have the right (the "OPTION") but not the obligation to purchase all (but not less than all) of the Offered Securities at a purchase price equal to the Offer Price. If the consideration to be paid pursuant to such Private Sale is not in the form of cash, Parent may, at its election, exercise the Option by paying cash in the amount equal to the fair market value of the consideration to be paid to the Principal Stockholder. The parties, each acting through one or more senior officers of the rank of Vice President or higher as its representative, shall negotiate in good faith and alone (except for one assistant for each party) to determine such fair market value. If no agreement can be reached by such senior managers, then such fair market value shall be determined by a neutral arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. No sale may be made until a determination as to such fair value is reached, and such determination shall be made within 30 days of the Offering Notice. The right of Parent to purchase any or all of the Offered Securities under this Section 3.3(b) shall be exercisable by delivering written notice of the exercise thereof (the "ACCEPTANCE"), prior to the expiration of the Option Period, to the Principal Stockholder, which notice shall state the number of Offered Securities proposed to be purchased by Parent. The failure of Parent to respond within the Option Period shall be deemed to be a waiver of the Option; PROVIDED that Parent may waive its rights under this
Section 3.3(b) prior to the expiration of the Option Period by giving written notice to the Principal Stockholder (the date any such written waiver is received by the Principal Stockholder or, if no written waiver is given, the last date of the Option Period is referred to as the "WAIVER DATE");

    (c) CLOSING. The closing of the purchase of Offered Securities subscribed for by Parent under Section 3.3(b) shall be held at the executive offices of Parent at 11:00 a.m., local time, on the later of (i) the 10th day after the Acceptance pursuant to Section 3.3(b) and (ii) two days following the date on which all governmental or regulatory approvals (including the expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act) with respect to such transaction, if any, have been obtained or at such other time and place as the parties to the transaction may agree. At such closing, the Principal Stockholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder) and the Principal Stockholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. Parent shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased. In connection with such sale the parties to the transaction shall execute such additional documents and take all reasonable steps as are otherwise necessary or appropriate to effectuate such transaction; and

    (d) SALE TO A THIRD PARTY PURCHASER. If Parent does not elect to purchase all of the Offered Securities under Section 3.3(b), the Principal Stockholder may sell all, but not less than all, of the Offered Securities that Parent elected not to purchase (i) with respect to a Private Sale to a Third Party Purchaser on terms and conditions no less favorable to the Principal Stockholder than those set forth in the Offering Notice; PROVIDED, HOWEVER, that such sale is bona fide and not undertaken for the purpose of avoiding the Principal Stockholder's obligations hereunder and made pursuant to a contract entered into within 10 days after the Waiver Date and (ii) with respect to a Public Sale, such sale is effected within five days following the Waiver Date at the market price in effect at the time of such sale. If such sale is not consummated within five days after the Waiver Date with respect to a Public Sale or 45 days after the Waiver Date with respect to a Private Sale, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Principal Stockholder without again offering the same to Parent in accordance with this Section 3.3.

    (e) Notwithstanding the foregoing, the provisions of this Section 3.3 shall be of no further force and effect if: (a) the Merger Agreement is not executed prior to February 15, 2000; (b) any party materially breaches its obligations under the Merger Agreement and such breach has a material adverse effect on the Principal Stockholder; or (c) the Merger Agreement is amended in a manner materially adverse to the Principal Stockholder.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE COMPANY

    Section 4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and the Company has full right, power and authority to enter into and perform this Agreement and this Agreement has been duly authorized, executed and delivered by each of Parent and the Company and is a valid and binding agreement of each of Parent and the Company and enforceable against each of Parent and the Company in accordance with its terms.

    Section 4.2 NO CONFLICT. (a) The execution and delivery of this Agreement by each of Parent and the Company do not, and the performance of this Agreement by each of Parent and the Company will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or the Company, as applicable or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or the Company is a party or by which the Parent or the Company are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Parent or the Company of their obligations under this Agreement.

    (b) The execution and delivery of this Agreement by each of Parent and the Company do not, and the performance of this Agreement by each of Parent and the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or the Company, as applicable, of its obligations under this Agreement.

    Section 4.3 OTHER AGREEMENTS. Concurrently with the execution hereof, Parent and the Company are entering into separate agreements with Joyce Freedman, Lee Freedman and Maurizio Vecchione containing restrictions on voting and transfer similar to the restrictions contained herein. The restrictions on voting and transfer contained in such agreements are not materially more favorable to such other parties than the restrictions on voting and transfer applicable to the Principal Stockholder hereunder. Concurrently with the execution hereof, Parent is entering into separate waiver agreements with Castle Creek Partners, L.L.C., Marshall Capital Management, Inc. and Winfield Capital Corp. waiving certain provisions of agreements between such parties and the Company similar to the waivers contained in Schedule 2. Such waivers are not materially more favorable to such other parties than the waivers applicable to the Principal Stockholder hereunder. Following the date hereof, neither Parent nor the Company shall enter into an agreement (or amend an existing agreement) containing waivers similar to the waivers contained in Schedule 2 that are more favorable to the other party (when taken as a whole) than those applicable to the Principal Stockholder hereunder, unless Parent and the Company also offer such more favorable terms to the Principal Stockholder.

                                   ARTICLE 5
                                 MISCELLANEOUS

    Section 5.1 TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Closing, (ii) the 12-month anniversary following termination of the Merger Agreement and (iii) the termination of the Merger Agreement by Parent pursuant to Section 7.1(c) of such Agreement; PROVIDED that (x) the representations and warranties contained herein shall survive the termination hereof and (y) subject to Section 1.5, Section 1.3 hereof shall survive the consummation of the Merger; PROVIDED, FURTHER, that the agreements of the Company and Parent set forth in Schedule 2 and 4 hereof, respectively relating to the extension of the Warrants and cashless exercise shall survive the termination hereof or the consummation of the Merger as the case may be.

    Section 5.2 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 5.3 DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the definitions assigned to such terms in the Merger Agreement.

    Section 5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among Parent, the Company and the Principal Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    Section 5.5 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 5.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the

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
parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

    Section 5.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

    Section 5.8 JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

    IN WITNESS WHEREOF, Parent and the Principal Stockholder have caused this Agreement to be duly executed on the date hereof.

                                            USANi SUB LLC
                                            By:  /s/ DARA KHOSROWSHAHI
                                            ------------------------------------
                                            Name:  Dara Khosrowshahi
                                            Title:  Vice President
                                            INTEL CORPORATION
                                            By:  /s/ ARVIND SODHANI
                                            ------------------------------------
                                            Name:  Arvind Sodhani
                                            Title:  Vice President and Treasurer
                                            STYLECLICK.COM INC.
                                            By:  /s/ MAURIZIO VECCHIONE
                                            ------------------------------------
                                            Name:  Maurizio Vecchione
                                            Title:  President and Co-Chief
                                            Executive Officer

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
                                                                      SCHEDULE 1

      NUMBER OF
       SHARES
 OWNED BENEFICIALLY                            NUMBER OF
   OR OF RECORD(1)                           WARRANTS OWNED
---------------------                        --------------
455,218.......                                   664,990

------------------------

(1) Other than Shares issuable upon exercise of Warrants, which are listed in the next column.

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